PORTUGAL FUND INC DFAN 14A
Filing Date: 9/17/99


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 TYPE:  DFAN 14A
 SEQUENCE:  1


                          SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12
                       PORTUGAL FUND, INC.
------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)
                             Deep Discount Advisors, Inc.
------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

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                       Deep Discount Advisors, Inc.
           One West Pack Square, Suite 777, Asheville, NC  28801
           828-274-1863  Fax: 828-255-4834  E-mail: ddainc@msn.com

                                                   September 17, 1999

Dear Fellow Portugal Fund Shareholder:

At our own expense, as major stockholders of the Fund, we are providing our fellow shareholders an opposing proxy and additional choices so that they may make their wishes known in the Oct. 15 annual meeting. We believe actions taken by the current Board and management demonstrate a lack of credibility and a disregard for the best interests of shareholders.

IMPORTANT THINGS EVERY PORTUGAL FUND SHAREHOLDER SHOULD KNOW!

FUND PERFORMANCE HAS BEEN SIMPLY TERRIBLE. Since January 1990, the Fund has reported total investment return of only +43% (compound annual return of +3.8% a year) while the Portugal Index with which it compares its performance is up +83% (almost twice as much).

THE BOARD HAS BEEN INEFFECTIVE. Instead of enhancing shareholder value, the Board has tolerated this poor performance. The four "independent" Directors own a combined total of only 800 shares of the Fund. However, they serve on 2 to 10 Boards with this same adviser and receive from $92,500 to $15,000 a year in compensation. We are providing alternate Director candidates with no connections to the adviser who have a vested interest in delivering value to the Fund's shareholders.

THEIR "OPEN-ENDING" PROPOSAL LACKS CREDIBILITY. First, the Board opposed open-ending. In an open letter to shareholders in May 1998 they detailed a long list of reasons it was bad for the Fund. In April of this year they announced an annual meeting with no mention of open-ending. After we initiated an opposition proxy, they cancelled the meeting. A class action lawsuit was subsequently filed by other shareholders seeking to force the Fund to hold its annual meeting. Now a new meeting has been scheduled which contains an open-ending proposal which requires 2/3 of all shares outstanding to vote in favor in order to pass. Furthermore it bundles a redemption penalty with the open-ending which they know the major shareholders oppose. Since it is rare that much more than 60% of shareholders ever even vote, this encumbered proposal will most likely fail.

THEIR "REPURCHASE PROGRAM" LACKS CREDIBILITY. Acknowledging that their open-ending proposal may well fail, they have promised "an enhanced and aggressive share repurchase program" to help control the discount. Last October this same Board announced a buy-back program of up to 803,312 shares, or 15% of the outstanding shares. Through July 1999 the Fund had repurchased a total of only 27,100 shares, enhancing NAV less than $0.01 per share. In fact, the enhanced program they are now proposing if the open-ending fails is virtually identical to the program we recommended in our May proxy, which they then opposed.

A SIMPLE MAJORITY SHOULD RULE. We believe super-majority requirements for delivering Net Asset Value (NAV) to shareholders are wrong and unnecessary. There are many other ways to deliver NAV if a majority of shareholders desire it. We are submitting a proposal requesting the Fund to take action if a simple majority votes for open-ending. Vote our proxy to make your wishes known and reject this unfair voting requirement.

REDEMPTION PENALTIES ARE UNNECESSARY. The shareholders have already suffered dismal performance with this Fund, and it adds insult to injury to extract an additional penalty from them because they may wish to leave. Many previous closed-end funds have open-ended or otherwise provided NAV with no such penalty. Vote for our proposal requesting that the redemption penalty be waived if the open-ending passes.

Vote for an option to receive full Net Asset Value even if the Open-ending
Fails!
Vote Against any Redemption Penalty!
TO DO SO, YOU MUST RETURN THE [GREEN] PROXY.

Sincerely,


Ronald G. Olin                                 Ralph W. Bradshaw
Candidate for Director                         Candidate for Director

Forbes Magazine
Closed-end Fund Survey
GOOD IDEA
September 6, 1999

If you buy a closed-end fund at a deep discount just before a raider takes control, you could be in for a quick profit.

WINDFALL

By Thomas Easton

OUR GRADING SYSTEM shows the $80 million Clemente Strategic Value Fund to be the essence of a clunker: average returns in good markets, below-average returns in bad markets, exorbitant expenses always.

But you won't hear any complaints from investors over the past year. Disgusted by lackluster returns and a dismayingly large discount at which their shares traded on the New York Stock Exchange, they voted out longstanding directors and in October turned the board over to a dissident plank headed by Ron G. Olin. Olin radically changed the fund and boosted returns without laying a hand on its investment portfolio.

Olin, 54, spent an earlier career with IBM working on NASA's computer systems. He became a closed-end investor 12 years ago and now runs $180 million in client accounts through Deep Discount Advisors in Asheville, N.C. His name has popped up on the proxies of a half-dozen closed-end funds with various proposals to oust management. Pray that he succeeds with some of them as he did with Clemente.

His moves since taking over have nothing to do with rocket science and everything to do with looking out for shareholders. Taking advantage of share prices that initially reflected 25%-to-30% discounts to net asset value, Olin's first move was to begin an ongoing stock buyback. That had a two-tiered benefit for stockholders. It boosted the per-share net asset value of the fund and shrank the discount to 10%.

Standard industry dogma says reducing assets reduces the base over which to spread costs, leading to higher expenses for the remaining shareholders. That depends, says Olin, on how badly investors are being gouged in the first place. Adams Express, a $1.8 billion fund, charges a minuscule expense ratio of 0.25%, making it the cheapest actively run fund in the country. There's no flab there, and lots of efficiency from size. But that's the exception, not the rule. Most closed-end funds charge at least as much as open-ends.

"That's ridiculous," says Olin. "You don't need glossy quarterly or annual reports, you don't need to deal with redemptions, you don't need to deal with cash flow coming into the fund."

Think about it. No marketing expenses. Limited transaction costs. A stable pool of money. Since becoming chairman of the fund's board, Olin has taken a cleaver to costs.

Clemente spent $1.4 million last year, meaning almost 2% of assets were bled away in costs. This year expenses are budgeted at $840,000, notwithstanding the diseconomies of scale that should come from a shrinking asset base. Where to cut?

Begin with custodian fees. Olin says that in the past soft-dollar payments generated by trading went to the fund's investment adviser to cover things like computer terminals and research. Now any benefits from trades to a broker will be paid to the fund's custodian, Brown Brothers Harriman. Result: The custodian fee has collapsed from $120,000 in 1998 to an expected $30,000 this year. Miscellaneous expenses will drop from $130,000 to $23,000; legal, from $280,000 to $85,000. True, there isn't a pesky raider to deal with anymore, but high expenses at Clemente have a long history.

The largest remaining cost is advisory fees. Stock picking has been left to the fund's original manager, Leo Clemente, and Wilmington Trust, a subadviser brought in several years ago with the partial sale of Clemente Capital. Together they split a 1% fee, adjusted up or down by half a percentage point depending on whether they beat a world stock market index. A new arrangement under discussion would provide no fee at all if the fund underperforms the S&P 500 index by more than one point a year.

Putting this kind of pressure on costs requires the fund's board to act with some independence from a fund's investment adviser. Olin does not hold out much hope for the rest of the industry as currently constituted, because in most cases the fund adviser arranges to have some overpaid lapdogs serve as "outside" directors. (Read about Walter Mondale in "Preservation of fees".)

For his efforts as head of Clemente's board, Olin is paid the grand total of $8,000 a year. But because he and his clients hold 1.7 million shares, he's been a huge beneficiary of better returns. Since his arrival the market price of the shares is up 70%. The Financial Times Actuaries World Index is up only 36%, but the fund also benefited from buybacks and a shrinking discount.

Our advice on buying closed-end funds: Either get one that makes our Best Buy table by dint of good performance and a discount that's high in relation to expenses; or look around for a deeply discounted fund so mismanaged that a raid is inevitable.

Reprinted by Permission of FORBES Magazine - September 6, 1999 issue.